U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 12, 2009 (November 4, 2009)

AZTEC OIL & GAS, INC.
(Exact Name of Registrant as Specified in Charter)

Nevada
(State or Other Jurisdiction of Incorporation or Organization)

000-32015	87-0439834
(Commission File Number)	(I.R.S. Employer Identification No.)

Aztec Oil & Gas, Inc.
One Riverway, Suite 1700
Houston, Texas 77056
(Address of principal executive offices including zip code)

(713) 840-6444
(Registrant’s telephone number, including area code)

ITEM 8.01 - Other Events

On November 4, 2009 Aztec Oil & Gas, Inc. announced a partnershipupdate for its closed VIII Drilling Program.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AZTEC OIL & GAS, INC.

By: //s// Franklin C. Fisher, Jr.
Franklin C. Fisher, CEO and Chairman

Aztec Announces Partnership Update for Its Closed VIII Drilling Program

HOUSTON, November 4, 2009 -- Aztec Oil & Gas, Inc. (Pink Sheets: AZGS – News) announced today the progress of two of its partnerships formed under the Aztec VIII Oil & Gas Drilling Program which is now closed to subscriptions.  The Aztec VIII-B Partnership closed June 17, 2009 and the Aztec VIII-C Partnership closed on August 31, 2009.  Aztec Energy LLC acts as Managing General Partner for both partnerships and Aztec Drilling & Operating LLC acts as turnkey operator.  Aztec owns a 30% interest in each Partnership.

Aztec has over 100 developmental drilling locations available in the following counties: McMullen (South Texas), Medina (Southwest Central Texas), Liberty and Ft. Bend (Upper Gulf Coast Texas), Navarro (East Texas) and Palo Pinto (North Central Texas).  Additionally, several geological developments are underway; however, due to continued, competitive leasing, details of the activities are not disclosed.  Three oil wells in McMullen County, in which the VIII-B and VIII-C Partnerships participate, are already drilled, completed and being put into production.  The Ragle #3 well in Palo Pinto County, Texas has been drilled and completed and is producing from the Ellenberger formation.  The Ragle #6 well has just completed drilling through the Ellenberger formation and is being logged. Both of the Ragle wells have multiple formations available for completion.

Aztec has 15-20 drilling permits in process in the above various counties and expects to have multiple rigs drilling within the next 1-3 weeks, weather permitting.  Revenue to the VIII-B and VIII-C Partnerships is estimated to begin as early as December, 2009, and increase monthly from that point forward until production stabilizes.

The primary goal of Aztec’s drilling programs is area diversification of multi-well investments in shallow, low risk wells with multi-zone formation potential.

About Aztec Oil & Gas, Inc.

Aztec is an oil and gas exploration, development and production company focusing on Texas and numerous areas throughout the U.S.  Its interests are highly diversified as exemplified by its corporate participation in two Deep Lake wells in Cameron Parish, Louisiana ranging from 13,600 feet to 14,300 feet in depth versus its corporate participation in three shallow gas wells in Oklahoma of which two are conventional wells, and the third is a horizontal, Coal Bed Methane (CBM) well.  It’s sponsored drilling programs focus primarily on shallow oil wells.  In 2006 Aztec entered the sponsored drilling program industry and undertook three small, very limited annual drilling partnerships in Appalachia.  Drilling in Appalachia was recommended to Aztec by several broker dealers and a wholesaler, supposedly, because many broker dealers were familiar with drilling programs from the area.  Aztec intentionally limited its sponsored drilling programs over the subject three years in order to study and become fully familiar with the nuances of the sponsored drilling program industry before expanding to the Company's full capabilities.  In the summer of 2008, due to what it felt was a questionable outlook for shallow gas drilling in the Appalachian region; Aztec decided to discontinue any natural gas drilling in Appalachia and announced such publicly at several industry conferences.

Aztec focused all drilling in 2009 on Texas and adjoining states.  In addition to the initial, three existing small Appalachian drilling partnerships mentioned above; Aztec recently sponsored and closed its VIII A, B and C partnerships under its Aztec VIII Oil & Gas Drilling Program.  Aztec Energy LLC, a wholly-owned subsidiary of Aztec, acts as Managing General Partner of all drilling partnerships and another wholly-owned Aztec subsidiary, Aztec Drilling & Operating, LLC, is the turnkey drilling contractor and operator.  Aztec owns a 30% interest in all of its drilling partnerships.  In general clarification of its activities, Aztec sponsors low risk, development drilling programs which include significant tax benefits, all of which are sold through FINRA member Broker Dealers and Registered Investment Advisors only to Accredited Investors.  Aztec’s drilling programs focus, primarily, on shallow oil drilling, are very unique, and also incorporate a sophisticated Exit Strategy for investors.

For more information on Aztec Oil & Gas, Inc. please visit http://www.AztecOG.com.

Disclaimer: This release/announcement is neither an offer to sell nor a solicitation of an offer to buy securities, Units or participations. This release/document contains certain statements, estimates, and forecasts with respect to future performance and events. All statements other than statements of historical fact included in this release/document, the Memorandum, or the Aztec website, including statements regarding future performance of events, are forward-looking statements. All such forward-looking statements are based on various underlying assumptions and expectations and are subject to risks and uncertainties which could cause actual events to differ materially from those expressed in the forward-looking statements. As a result, there can be no assurance that the forward-looking statements included in this release, the Memorandum, or the Aztec Website will prove to be accurate or correct. In light of these risks, uncertainties and assumptions, the future performance or events described in the forward-looking statements in this release/document, the Memorandum, or the Aztec Website might not occur. Accordingly, investors should not rely upon forward-looking statements as a prediction of actual results. Also, the price Aztec Oil & Gas, Inc. and the other parties involved in any properties receive for the oil and natural gas produced on their properties may be less than quoted NYMEX prices at any given time. Aztec does not undertake any obligation to update any forward-looking statements, whether as a result of new information, future events, subsequent circumstances or otherwise.

Contact:
Phoenix IR Associates
Investor Relations
Tony Drake
(281) 579-1602
Shareholders@AztecOG.com